PRINCIPAL FUNDS. INC.
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
YORK REGISTERED HOLDINGS, L.P. SUB-ADVISED FUND
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT (the “Agreement”) to be effective as of July 1, 2020, by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (the “Manager"), and YORK REGISTERED HOLDINGS, L.P., a Delaware limited partnership (the “Sub-Advisor”).
W I T N E S S E T H:
WHEREAS, the Manager is the manager and investment adviser to each Series of Principal Funds, Inc. (the “Fund”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the Manager desires to retain the Sub-Advisor to render discretionary investment advisory services for all or a portion of the assets of each Series of the Fund identified in Appendix A hereto, as may be amended from time to time (the “Series”), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and
WHEREAS, the Manager and the Sub-Advisor agree to amend and restate the Sub-Advisory Agreement between the Manager (having assumed the rights and obligation of Principal Management Corporation) and the Sub-Advisor dated July 1, 2016 with this Agreement; and
WHEREAS, the Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:
(a)Management Agreement (the “Management Agreement”) with the Fund;
(b)The Fund’s registration statement and financial statements as filed with the Securities and Exchange Commission (the “SEC”);
(c)The Fund’s Articles of Incorporation and By-laws;
(d)Policies, procedures or instructions adopted or approved by the Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.
NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:
1.Appointment of Sub-Advisor
In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of each Series as may be allocated to the Sub-Advisor by the Manager from time to time (the “Allocated Assets”), subject to the supervision and direction of the Manager and the Fund’s Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided herein or authorized by the Fund or the Manager, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.
2.Obligations of and Services to be Provided by the Sub-Advisor
The Sub-Advisor will:
(a)Provide investment advisory services, including but not limited to research, advice and supervision for the Allocated Assets of each Series.
(b)Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for each Series consistent with each Series’ respective investment objective(s) and policies and any specific criteria applicable to the Allocated Assets. All such specific investment objective(s) and specific criteria shall be provided to the Sub-Adviser in writing.

(c)Implement the approved investment program for the Allocated Assets by placing orders for the purchase, sale, exchange or disposition of securities, “commodity interests” (as defined in the Commodity Exchange Act, as amended) and other financial instruments without prior consultation with the Manager and without regard to the length of time the securities and other financial instruments have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund’s registration statement, Articles of Incorporation and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.
(d)Advise and assist the officers of the Fund, as reasonably requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of each Series.
(e)Maintain, in connection with the Sub-Advisor’s investment advisory services provided to the Allocated Assets, compliance with the 1940 Act and the regulations adopted by the Securities and Exchange Commission (the “SEC”) thereunder and the Series’ investment strategies and restrictions as stated in the Fund’s prospectus and statement of additional information and any specific criteria applicable to the Allocated Assets.
(f)Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of each Series (and any specific criteria applicable to the Allocated Assets) are being observed.
(g)Upon request, provide reasonable assistance and recommendations for the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund’s Board of Directors.
(h)Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of each Series. Notwithstanding the foregoing and for the avoidance of doubt, the cost of the securities or other financial instruments purchased, sold or held by the Fund (including taxes, brokerage commissions and other applicable transaction and custodial costs, interest payable on any margin loans and other Fund borrowings, and dividend and interest expenses on short positions, if any), shall be solely borne by the Fund.
(i)Open accounts with Foreign Account Tax Compliance Act (“FATCA”) compliant broker-dealers, futures commission merchants, banks and other financial institutions (collectively, “broker-dealers”), select broker-dealers to effect all transactions for each Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for each Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients of the Sub-Advisor. The Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for such Series and that aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances. At the Manager’s request, the Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund’s Board of Directors by providing the number of aggregated trades to which each Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor’s primary objective shall be to obtain best execution with respect to all transactions for the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor or its affiliates. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker-dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to each Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Allocated Assets. In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.
(j)Section 871(m) Transactions: Sub-Advisor shall not on behalf of the Fund enter into certain U.S. dividend equivalent payment transactions described in Section 871(m) of the U.S. Internal Revenue Code and the regulations thereunder (“871(m) Transaction”) with a foreign counterparty unless: (i) Sub-Advisor adheres to the ISDA 2015 Section 871(m) Protocol on behalf of the Fund, and (ii) the foreign counterparty to the 871(m) Transaction provides Sub-Advisor with a properly completed Form W-8IMY certifying to its status as a qualified derivatives dealer (“QDD”).
(k)Maintain all accounts, books and records with respect to the Allocated Assets as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or the Manager may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for each Series are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Series and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for a Series upon request by the Fund or the Manager. The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services the Sub-Advisor provides to a Series.
(l)Observe and comply with Rule 17j-1 under the 1940 Act and the Sub-Advisor’s Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time. The Manager acknowledges receipt of a copy of the Sub-Advisor’s current Code of Ethics. The Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor’s Code of Ethics along with certification that the Sub-Advisor has implemented procedures for administering the Sub-Advisor’s Code of Ethics.
(m)From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by a Series, all in such detail as the Manager or the Fund may reasonably request. The Sub-Advisor will make available its officers and employees to meet with the Fund’s Board of Directors at the Fund’s principal place of business on reasonable prior notice to review the investments of a Series.
(n)Provide such information as is customarily provided by a sub-advisor, or as may be required or reasonably requested by the Manager, for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the “Code”), the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the “Securities Act”), and any state securities laws, and any rule or regulation thereunder. Such information includes, but is not limited to: the Sub-Advisor’s compliance manual and policies and procedures adopted to comply with Rule 206(4)-7 of the Advisers Act; the Sub-Advisor’s most recent annual compliance report or a detailed summary of such report; timely, accurate and complete responses to all 15(c) questionnaires; timely, accurate and complete responses to all Quarterly Compliance Questionnaires (including the identification of any material compliance matters and a copy of any material changes to the Sub-Advisor’s Rule 206(4)-7 compliance policies and procedures, marked to show changes along with a written summary of the purpose of each such change); Annual Proxy Voting Questionnaires; Annual Best Execution and Soft Dollar Questionnaires, and responses to all other requests from the Manager. The Sub-Advisor agrees to make available for the Manager’s review all deficiency letters issued by the SEC together with all responses given by Sub-Advisor to such letters. The review of SEC deficiency letters issued to the Sub-Advisor and Sub-Advisor's responses will only occur while Manager's personnel are present at the Sub-Advisor's offices. Documentation provided to the Manager's personnel for review cannot be copied or removed from the Sub-Advisor's offices. In addition, at the reasonable request of the Manager, the Sub-Advisor agrees to provide the Manager with a summary of the material provisions of those letters and responses in the event that the Manager’s personnel are unable or have no immediate plans to visit the Sub-Advisor’s offices. The Sub-Advisor will advise the Manager of any material changes in the Sub-Advisor’s senior management within a reasonable time after any such change. The Manager acknowledges receipt of the Sub-Advisor’s Form ADV prior to the date of this Agreement.
(o)Have the responsibility and authority to vote proxies received on behalf of each Series (with respect to the Allocated Assets) in a manner consistent with the Sub-Advisor’s proxy voting policies and procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Series to file Form N-PX as required by SEC rule.
(p)Respond to tender offers, rights offerings and other voluntary corporate action requests affecting securities held by each Series (with respect to the Allocated Assets).
(q)Cooperate with the Manager in its performance of quarterly and annual tax compliance tests to monitor the Series’ compliance with Subchapter M of the Code and Section 817(h) of the Code. If it is determined by the Manager or its tax advisors that the Series is not in compliance with the requirements imposed by the Code, the Sub-Advisor, in consultation with the Manager and its tax advisors, will take prompt action to bring the Series back into compliance with the time permitted under the Code.
(r)The Sub-Advisor is hereby authorized to prepare and file all documentation in connection with its management of the assets of the Series, including proofs of claim, evidence of indebtedness, related bankruptcy and insolvency filings and other similar filings on behalf of the Fund.
3.Prohibited Conduct
In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets. The Manager agrees to provide a list of such other investment advisory firms to the Sub-Advisor, such list to be promptly updated by the Manager upon any changes thereto.
4.Compensation
As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Allocated Assets, the Manager shall pay the compensation specified in Appendix A to this Agreement.
5.Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its partners, members, directors, officers, employees, agents or affiliates shall be liable to the Manager, the Board of Directors, the Fund or its shareholders for any claim, expense or other loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor’s investment discretion in connection with selecting investments for a Series, in connection with the Sub-Advisor’s performance of its duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except, in each case, for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its partners, members, directors, officers, employees, agents, or affiliates (excluding any broker-dealer selected by the Sub-Advisor).

6.Trade Errors
The Sub-Advisor will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 5, the Sub-Advisor shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade Errors due to negligence, misfeasance, or disregard of duties of the Sub Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates.
For purposes under this Section 6, a “Trade Error” occurs when a transaction results in an unintended, including an impermissible, result. Examples include, but are not limited to, the following:
•orders by the Sub-Advisor that result in the purchase or sale of securities or other assets for the Series that were not intended to be purchased or sold;
•orders by the Sub-Advisor that result in the purchase or sale of securities or other assets for the Series in an unintended amount, which included price or commission rate; or
•purchases or sales of securities or other assets for the Series that violate the investment limitations or restrictions disclosed in the Fund’s registration statement and/or imposed by applicable law, regulation, contract, or understanding (calculated at the Sub-Advisor's portfolio level), unless otherwise agreed to in writing.
7.Supplemental Arrangements
The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub-Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund; provided, however, that entry into any such arrangements shall not relieve the Sub-Advisor of any of its obligations under this Agreement.
8.Regulation
The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.
9.Duration and Termination of This Agreement
This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to such Series, shall continue in effect thereafter for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in accordance with the requirements of the 1940 Act after taking into effect any exemptive order, no-action assurances or other relief, rule or regulation at which the Fund may rely.
If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Allocated Assets of such Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated with respect to a Series at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days’ written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person,” “assignment,” “voting security” and “majority of the outstanding voting securities”) shall be applied.
10.Amendment of this Agreement
No amendment of this Agreement shall be effective unless in writing and signed by both parties. No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series (as defined in the 1940 Act) and by vote of a majority of the Board of Directors of the Fund who are not interested persons (as defined in the 1940 Act) of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in accordance with the requirements of the 1940 Act after taking into effect any exemptive order, no-action assurances or other relief, rule or regulation at which the Fund may rely.
11.Additional Series
In the event the Manager wishes to appoint the Sub-Advisor to perform the services described in this Agreement with respect to one or more additional Series of the Fund after the effective date of this Agreement, such Series will become a Series under this Agreement upon (i) agreement thereto by the Sub-Advisor and (ii) approval of this Agreement in the manner required by the 1940 Act and the amendment of Appendices A and B hereto.
12.General Provisions
(a)Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
(b)Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392-0200, and the address of the Sub-Advisor shall be York Registered Holdings, L.P., 767 Fifth Avenue, 17th Floor, New York, NY 10153 Attn: General Counsel.
(c)The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:
1.the Sub-Advisor fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.
2.the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of a Series.
3.the Sub-Advisor becomes aware of any pending action, suit, proceeding, inquiry or investigation that is reasonably likely to result in a conviction, order, judgment or decree issued with respect to it or any affiliate that could reasonably be expected to result in the Sub-Advisor becoming ineligible to serve as an investment adviser of a registered investment company under the 1940 Act.
4.the Sub-Advisor becomes aware of a transaction or series of transactions that is reasonably likely to result in a change in the management or control of the Sub-Advisor or a controlling person thereof or otherwise in the assignment (as defined in the 1940 Act) of this Agreement by the Sub-Advisor.

(d)The Manager shall provide (or cause the Series custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of a Series, cash requirements and cash available for investment in a Series, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.
(e)The Sub-Advisor acknowledges Manager's representation that the Global Multi-Strategy Fund series does not rely on the exclusion from the definition of "commodity pool operator" under Section 4.5 of the General Regulations under the Commodity Exchange Act, as amended (the “CEA”).
The Sub-Advisor represents that it is a commodity trading advisor duly registered with the Commodity Futures Trading Commission (the “CFTC”) and is a member in good standing of the National Futures Association (the “NFA”) or is relying on an exemption from registration as a commodity trading advisor. As applicable, the Sub-Advisor shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity trading advisor during the term of this Agreement. Further, the Sub-Advisor agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification of the SubAdvisor under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Sub-Advisor's commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that would reasonably be expected to lead to a statutory disqualification under the CEA or an investigation by any governmental agency or selfregulatory organization relating to Sub-Advisor's registration as a commodity trading advisor, in each case, subject to applicable law, attorney-client privilege and confidentiality restrictions.
(f)The Sub-Advisor represents that it will not enter into any agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Fund shares or shares issued by any other registered investment company. The Sub-Advisor further represents that it is contrary to the Sub-Advisor’s policies to permit those who select brokers or dealers for execution of Fund portfolio securities transactions to take into account the broker’s or dealer’s promotion or sale of Fund shares or shares issued by any other registered investment company.
(g)The Sub-Advisor agrees that neither it nor any of its affiliates will in any way refer to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager.
(h)Each party represents, warrants and covenants to the other party that (i) it has all requisite power and authority to enter into and perform its obligations under the Agreement, (ii) it has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement, (iii) it has duly executed and delivered the Agreement, and (iv) this Agreement constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms.
(i)The Manager will promptly notify the Sub-Adviser in writing in the event that the Manager becomes aware of any pending action, suit, proceeding, inquiry or investigation that is reasonably likely to result in a conviction, order, judgment or decree issued with respect to it or any affiliate that could reasonably be expected to result in the Manager becoming ineligible to serve as an investment adviser of a registered investment company under the 1940 Act.
(j)The Sub-Advisor shall provide investment advisory services to the Series on a non-exclusive basis. In particular, the Manager hereby acknowledges and agrees that, during the term of this Agreement, the Sub-Advisor and its affiliated persons trade or may trade for their own accounts (or the accounts of family members, friends or investment vehicles established for the benefit of any of such persons) or the accounts of other persons. Such other accounts include investment companies, funds, vehicles and accounts managed or advised by the Sub-Advisor or its affiliated persons (each, including the Series, a "York Fund") with investment objectives and strategies that are the same as, or overlap with, those of the Series and may include York Funds in which affiliated persons of the Sub-Advisor have substantial ownership interests from time to time. In addition, in their respective trading for proprietary and other accounts, the Sub-Advisor and its affiliated persons may take positions that are the same as or different from those taken on behalf of the Series in accordance with the Sub-Advisor's internal policies and consistent with the Sub-Advisor's fiduciary duty to the Series.

(k)This Agreement contains the entire understanding and agreement of the parties.
(l)This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party agrees that electronic signatures of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.
IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL GLOBAL INVESTORS, LLC

By	/s/ Clint L. Woods
	Name:	Clint L. Woods
	Title:	Vice President, Associate General Counsel,
Governance Officer, and Assistant Corporate Secretary

By	/s/ Adam U. Shaikh
	Name:	Adam U. Shaikh
	Title:	Assistant General Counsel

York Registered Holdings, L.P.

By	/s/ Brian S. Traficante
	Name:	Brian S. Traficante
	Title:	General Counsel

APPENDIX A

INTENTIONALLY OMITTED

APPENDIX B

Effective Date and Initial Term of Sub-Advisory Agreement for each Series
Series	Effective Date	Initial Term
Global Multi-Strategy Fund	August 1, 2013	2 Years